EXHIBIT 99.1

First Cash Reports Third Quarter Earnings per Share;
Consolidated Core Pawn Revenues Grow 14%;
Core Same-Store Revenues Increase 8% in Mexico
____________________________________________________________

ARLINGTON, Texas (October 20, 2015) -- First Cash Financial Services, Inc. (NASDAQ: FCFS), a leading international operator of retail pawn stores in the U.S. and Mexico, today announced revenue, net income and earnings per share for the three and nine month periods ended September 30, 2015.

Mr. Rick Wessel, chief executive officer, stated, “We are pleased to again report significant growth in our pawn operations as evidenced by core revenue growth of 15% in the U.S. and 14% in Mexico on a currency-adjusted basis. Operating results in Mexico were solid, as core same-store revenues grew by 8% and same-store pawn loans increased by 4%. While peso-denominated earnings in Mexico increased, the average exchange rate of the Mexican peso decreased 25% in the third quarter compared to the prior year period. This significantly impacted dollar-translated earnings in Mexico and, at the current exchange rate, will further impact earnings in the fourth quarter, which is reflected in our updated earnings guidance for the year.”

Continuing its strategy to reduce non-core consumer/payday lending operations, the Company also announced plans to close eight additional stand-alone consumer loan stores in Texas during the fourth quarter of 2015, bringing the total to 22 such store closings this year. As a result of these store closures and other regulatory activity continuing to affect the present and future profitability expectations for payday and title lending products, the Company recorded non-recurring restructuring expenses related to U.S. consumer loan operations of approximately $5.5 million net of tax, or $0.19 per share during the third quarter of 2015, of which $5.1 million was a non-cash goodwill impairment charge.

Note: All growth rates presented above and in “Revenue Highlights” and “Pawn Operating Metrics” are calculated on a constant currency basis. The average exchange rate of the Mexican peso decreased 25% and 18% during the three and nine month periods ended September 30, 2015, respectively, compared to the comparable prior-year periods. As used herein the term “year-to-date” means the nine months ended September 30, 2015.

Earnings Highlights

•
Diluted earnings per share for the third quarter of 2015 totaled $0.40, which included $0.19 per share of non-recurring and primarily non-cash restructuring expenses related to U.S. consumer loan operations. Adjusted earnings per share for the quarter, excluding these non-recurring expenses, was $0.59 compared to prior year adjusted earnings per share of $0.69. On a comparative basis with the prior year, third quarter 2015 adjusted earnings were reduced by $0.12 per share due to the 25% decline in the value of the peso and approximately $0.05 per share due to decreases in earnings from non-core jewelry scrapping and payday lending operations. Adjusted net income and adjusted net income per share are defined in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

•
Year-to-date diluted earnings per share were $1.45. Excluding the non-recurring expenses related to the restructuring of the U.S. consumer loan operations and other non-recurring expenses, adjusted earnings per share were $1.68 compared to $1.88 in the same prior-year period. Comparative earnings for the nine months ended September 30, 2015 were reduced by $0.23 per share due to an 18% decline in the value of the peso, approximately $0.16 per share due to decreases in earnings from non-core jewelry scrapping and payday lending operations and $0.04 per share due to incremental interest expense related to the Company’s senior note offering in March 2014.

•
Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and certain non-recurring charges) for the trailing twelve months ended September 30, 2015 totaled $140.4 million, an increase of 7% on a constant currency basis. Net income was $68.2 million for the same trailing twelve month period. A reconciliation of adjusted EBITDA to net income is provided elsewhere in this release.

Revenue Highlights

•
Core pawn revenue, composed of retail merchandise sales and pawn service fees, increased 14% during the third quarter of 2015 compared to the third quarter of 2014. Total revenue increased 9% to $170 million, reflecting the strong growth in core pawn revenues partially offset by a 30% decline in total non-core payday lending and jewelry scrapping revenues.

•
Retail merchandise sales increased by 17% for the third quarter of 2015 compared to the prior-year period, driven by increases of 19% in the U.S and 16% in Mexico. Pawn fee revenue grew 9% in total compared to the prior-year period, with increases of 10% and 8% in Mexico and the U.S., respectively.

•
Same-store revenue growth from core pawn operations (excluding scrap jewelry sales and consumer loan fees) increased 8% in Mexico, decreased 4% in the U.S. and resulted in 4% overall growth in the third quarter compared to the prior-year period.

•
For the three and nine months ended September 30, 2015, 52% of revenues were from operations in Mexico which were primarily conducted in Mexican pesos and translated into U.S. dollars for financial reporting purposes. On a constant currency basis, using the prior period average exchange rate, 56% of year-to-date revenues would have been generated in Mexico.

•
Revenue from non-core scrap jewelry operations declined 35% during the third quarter as compared to the prior year and accounted for less than 1% of total gross profit for the current period. The decrease was the result of a 29% decline in scrap volume produced and a 9% decrease in the weighted-average selling price of gold. The gross margin for scrap jewelry sales was 11% in the third quarter of 2015, which was consistent with the prior-year period.

•
Non-core revenue from consumer payday and title lending operations decreased 25% in the third quarter of 2015 compared to the third quarter of 2014, primarily the result of store closings and regulatory restrictions. The Company’s U.S. consumer loan operations comprised only 4% of total revenue and total gross profit in the third quarter of 2015.

Pawn Operating Metrics

•
Consolidated gross margins on retail merchandise sales remained strong at 38% during the third quarter of 2015. These gross margin results were especially impressive given the ongoing shift toward general merchandise inventories and the integration of recently acquired stores, many of which had lower margin structures.

•
Pawn loans receivable increased by 5% on a year-over-year basis at quarter end, growing equally in both the U.S. and Mexico. On a same-store basis, pawn loans increased 4% in Mexico, which represented a significant improvement from the prior quarter when same-store loan growth was less than 1%. Same-store pawn loans were down 5% in the U.S., due in part to the continued impact of lower gasoline prices, which dampened loan demand, and lower loan balances in many of the Company’s acquired stores as they continue transitioning to the Company’s best practice lending and operating standards. Same-store pawn loan balances were down much less in many of Company’s larger established markets.

•
Annualized inventory turns for the trailing twelve months ended September 30, 2015 were 3.4 times per year. Aged inventories (items held for over a year) accounted for approximately 5% of total inventories, an improvement from 6% in the prior quarter, due primarily to aged inventories in recently acquired stores. Excluding inventories in the stores acquired during the trailing twelve months ended September 30, 2015, aged inventories represented only 4% of total inventories, which includes slower turning retail gold jewelry.

•	Total inventories at September 30, 2015 increased 15% over the prior-year period, in-line with store growth and largely driven by acquisitions.
Store Count Activity

•
During the quarter, the Company opened eight new locations in Mexico. Year-to-date, a total of 62 stores were added as the Company acquired 30 large format pawn store locations in the U.S. and opened 32 new stores in Mexico.

•
As of September 30, 2015, the Company operated 1,045 stores composed of 700 stores in Mexico, of which 657 are large format, full-service pawn stores and 345 stores in the U.S., of which 283 are large format, full-service pawn stores.

Financial Metrics

•
The adjusted EBITDA margin was 20% for the trailing twelve months ended September 30, 2015. Excluding the impacts of non-core payday lending and wholesale scrap jewelry operations, the adjusted EBITDA margin remained consistent with the prior year. The calculation of adjusted EBITDA margin is provided elsewhere in this release.

•	Pre-tax store operating margins were 25% for the trailing twelve months ended September 30, 2015.

•
The Company’s adjusted return on equity for the trailing twelve months ended September 30, 2015 was 17% and the adjusted return on assets was 10% for the same period. These financial ratios were calculated after adjusting for the non-recurring items described in more detail elsewhere in this release.

Liquidity

•
As of September 30, 2015, the Company had $73 million in cash on its balance sheet and $101.5 million of availability for future borrowings under its long-term revolving bank credit facilities. The average interest rate on the Company’s $68.5 million outstanding bank debt at quarter end was 2.75%.

•
The leverage ratio at September 30, 2015 (outstanding indebtedness divided by trailing twelve months adjusted EBITDA) was 1.9:1. Net debt, defined as funded debt less invested cash, was $211 million at September 30, 2015. The leverage ratio of adjusted EBITDA to net debt was 0.7:1 and the ratio of net debt to equity was 0.5:1.

•
Cash provided by operating activities was $93 million for the trailing twelve months ended September 30, 2015, while free cash flow totaled $71 million. Free cash flow is defined in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

•	The Company authorized a two million share stock repurchase plan in January 2015. Year-to-date, the Company had repurchased 661,000 shares under the plan at an aggregate cost of $32 million.

•
For the trailing twelve months ended September 30, 2015, the Company invested $57 million in acquisitions, $22 million in capital expenditures and $32 million in stock repurchases, funded primarily with operating cash flows and a $12 million increase in net debt.

Consumer Loan Store Closings and Asset Impairments

•
As part of the Company’s long-term strategy of reducing non-core consumer/payday lending operations, the Company closed 14 consumer loan stores in Texas during the nine months ended September 30, 2015 and plans to close at least eight more of these stores during the fourth quarter. These closings will reduce the number of remaining freestanding U.S. consumer loan locations to 43 stores, all located in Texas.

•
During the third quarter of 2015, the Company recognized non-recurring expenses related to the restructuring of the U.S. consumer loan operations of $8.4 million (pre-tax) related to its freestanding Texas consumer loan locations, which included a $7.9 million (pre-tax) U.S. consumer loan operations non-cash goodwill impairment. The total charge, net of tax benefits, was $5.5 million, or $0.19 per share. These non-recurring charges are a result of the continued significant deterioration in payday lending market conditions, primarily due to increased regulations, as well as our continued de-emphasis of non-core payday operations resulting in consumer loan store closures. As of September 30, 2015, the Company has no remaining goodwill or other intangible assets associated with its U.S. consumer loan operations.
Fiscal 2015 Outlook

•
Due primarily to the significant further weakening of the Mexican peso during the third quarter of 2015 and expected continued impact in the fourth quarter, the Company is updating its fiscal full-year 2015 adjusted earnings guidance to a range of $2.40 to $2.50 per diluted share. The adjusted earnings per share guidance excludes the impact of non-recurring expenses related to U.S. consumer loan operations and non-recurring costs related to store acquisitions.

•
The Company’s previous guidance for the second half of the year, as provided in July 2015, was based on a projected exchange rate in a range of 15.50 to 16.25 Mexican pesos / U.S. dollar. The actual average exchange rate for third quarter was 16.40 Mexican pesos / U.S. dollar. The projected rate for the fourth quarter is now set at a range of 16.25 to 17.25 Mexican pesos / U.S. dollar. Accordingly, the incremental impact on dollar-translated earnings in Mexico is estimated to be an additional $0.07 to $0.11 per share of earnings as compared to the previous guidance. Given the further declines in U.S. gasoline prices during the third quarter, the Company’s updated guidance is also more cautious about short-term fourth quarter U.S. pawn loan demand.

•	The Company expects to add approximately 80 new stores in 2015, a majority of which will be de novo large format pawn stores in Mexico.

Additional Commentary and Analysis

Mr. Wessel further commented on the third quarter results, “During the quarter, our operations in both Mexico and the U.S. continued to post significant currency-adjusted growth in revenue and earnings. We also experienced growth in pawn loans outstanding, driven by store additions and continued maturation of younger stores in Mexico. Of significant note was the 4% growth in currency-adjusted same-store pawn receivables in Mexico, which exceeded the growth rate in earlier quarters this year. This metric has historically been a strong leading indicator of future revenue growth. While we continued to see slight weakness in overall U.S. pawn demand due in part to lower gasoline prices, a portion of the same-store pawn loan decline relates to stores we have acquired over the past several years. In these stores, the Company continues to implement best practice lending policies that in many cases may reduce the pawn loans outstanding in the short term, but should drive long-term improvements in retail margins, loan yields and the overall return on pawn assets.”

“The further strengthening of the U.S. dollar during the third quarter continued to impact our dollar-reported operating results as the average exchange rate of the Mexican peso decreased 25% during the three months ended September 30, 2015 compared to the prior-year period. Although consolidated earnings have been impacted by the volatility of the peso, we have seen very limited impacts on customer traffic or local transaction metrics and margins. As such, our in-country, peso-denominated operations in Mexico continue to generate significant growth in revenue, earnings and cash flows. We continue to believe in the long-term fundamentals of the Mexican economy and the value of the peso as evidenced by continued foreign investment, especially in the manufacturing sector. We believe by continuing to reinvest our peso-derived earnings into large format pawn stores outside of the U.S., we will drive long-term shareholder value.”

“The strength of our cash flows and balance sheet provide the capacity and flexibility to further drive shareholder value. Our current leverage ratio of 1.9:1 indicates our capacity for additional leverage as future accretive and strategic investment opportunities arise. The Company continued to repurchase stock under the current two million share authorization with 661,000 shares purchased at an aggregate cost of $32 million during the first nine months of 2015. Over the trailing twelve months, the Company has invested $111 million in capital expenditures, acquisitions and stock repurchases with a nominal $12 million increase in net debt.”

“In addition, we are diligently reducing our exposure to the payday lending space. This year we will close at least 22 of our freestanding stores in Texas, and this portion of the business is expected to contribute less than 4% of revenues. With these closings, we have no remaining consumer loan stores in Texas cities which currently have significant ordinance restrictions on payday lending. The non-cash charge to write off our remaining goodwill from consumer loan operations completely removes the most significant payday lending asset remaining on our balance sheet. Most importantly, the Company can continue to focus on the growth of our pawn stores which offer fully regulated lending products that are significantly safer and more affordable for our customers.”

“We continue to believe our pawn operations in both Mexico and the U.S. are well positioned to provide affordable short-term credit to unbanked and underbanked consumers in targeted markets with favorable population and demographic trends. Although we continue to be challenged by headwinds from weaker foreign currency exchange rates, lower gold prices and the expected decline in our non-core payday operations, First Cash has demonstrated a history of consistent revenue and earnings growth in our core, currency-adjusted pawn operations.”

Forward-Looking Information
This release contains forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, earnings growth, expansion strategies, the impact of new or existing regulations, store openings, liquidity (including the availability of capital under existing credit facilities), cash flow, consumer demand for the Company’s products and services, income tax rates, currency exchange rates, future share repurchases and the price of gold and the impacts thereof, earnings and related transaction expenses from acquisitions and mergers, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include, without limitation, the following:

•	changes in regional, national or international economic conditions, including inflation rates, unemployment rates and energy prices;

•	changes in foreign currency exchange rates and the Mexican peso to U.S. dollar exchange rate in particular;

•	changes in consumer demand, including purchasing, borrowing and repayment behaviors;

•	changes in pawn forfeiture rates and credit loss provisions;

•	changes in the market value of pawn collateral and merchandise inventories, including gold prices and the value of consumer electronics and other products;

•	changes or increases in competition;

•	the ability to locate, open and staff new stores and successfully integrate acquisitions;

•	the availability or access to sources of used merchandise inventory;

•	changes in credit markets, interest rates and the ability to establish, renew and/or extend the Company’s debt financing;

•	the ability to maintain banking relationships for treasury services and processing of certain consumer lending transactions;

•	the ability to hire and retain key management personnel;

•
new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting pawn businesses, consumer loan businesses and credit services organizations (in both the United States and Mexico), including administrative or legal interpretations thereto;

•	risks and uncertainties related to foreign operations in Mexico;

•	changes in import/export regulations and tariffs or duties;

•	changes in banking, anti-money laundering or gun control regulations;

•	unforeseen litigation or regulatory investigations;

•	changes in tax rates or policies in the U.S. and Mexico;

•	inclement weather, natural disasters and public health issues;

•	security breaches, cyber attacks or fraudulent activity;

•	a prolonged interruption in the Company’s operations of its facilities, systems, and business functions, including its information technology and other business systems;

•	the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; and

•	future business decisions.
These and other risks, uncertainties and regulatory developments are further and more completely described in the Company’s 2014 annual report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2015, including the risks described in Part 1, Item 1A, “Risk Factors” of the Company’s annual report. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

About First Cash

Founded in 1988, First Cash is a leading international operator of pawn stores, which focus on serving cash and credit constrained consumers. First Cash owns and operates 1,050 pawn and consumer loan stores in 14 U.S. states and 29 states in Mexico. The Company’s pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 96% of the Company’s revenues are from pawn operations.

First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol “FCFS”) is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in thousands, except per share data)
Revenue:
Retail merchandise sales	$104,937	$101,950	$321,016	$297,846
Pawn loan fees	49,882	51,778	146,119	146,971
Consumer loan and credit services fees	6,995	9,474	21,300	27,674
Wholesale scrap jewelry revenue	7,718	11,798	24,743	37,612
Total revenue	169,532	175,000	513,178	510,103

Cost of revenue:
Cost of retail merchandise sold	64,875	62,780	198,757	182,363
Consumer loan and credit services loss provision	2,368	2,913	5,074	6,892
Cost of wholesale scrap jewelry sold	6,847	10,444	21,088	31,608
Total cost of revenue	74,090	76,137	224,919	220,863

Net revenue	95,442	98,863	288,259	289,240

Expenses and other income:
Store operating expenses	50,995	49,293	155,062	146,719
Administrative expenses	11,733	13,406	40,240	40,350
Depreciation and amortization	4,637	4,404	13,651	13,001
Goodwill impairment - U.S. consumer loan operations	7,913	—	7,913	—
Interest expense	4,336	4,059	12,482	9,405
Interest income	(406)	(179)	(1,143)	(522)
Total expenses and other income	79,208	70,983	228,205	208,953

Income from continuing operations before income taxes	16,234	27,880	60,054	80,287

Provision for income taxes	5,061	8,352	18,754	21,790

Income from continuing operations	11,173	19,528	41,300	58,497

Loss from discontinued operations, net of tax	—	—	—	(272)
Net income	$11,173	$19,528	$41,300	$58,225

Basic income per share:
Income from continuing operations	$0.40	$0.69	$1.46	$2.03
Loss from discontinued operations	—	—	—	(0.01)
Net income per basic share	$0.40	$0.69	$1.46	$2.02

Diluted income per share:
Income from continuing operations	$0.40	$0.68	$1.45	$2.01
Loss from discontinued operations	—	—	—	(0.01)
Net income per diluted share	$0.40	$0.68	$1.45	$2.00

Weighted average shares outstanding:
Basic	28,019	28,397	28,206	28,762
Diluted	28,224	28,805	28,418	29,160

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,		December 31,
	2015	2014	2014
	(in thousands)
ASSETS
Cash and cash equivalents	$72,523	$42,760	$67,992
Pawn loan fees and service charges receivable	18,116	19,481	16,926
Pawn loans	128,370	136,981	118,536
Consumer loans, net	1,114	1,510	1,241
Inventories	98,188	94,890	91,088
Other current assets	12,447	12,591	12,092
Total current assets	330,758	308,213	307,875

Property and equipment, net	110,285	115,115	113,750
Goodwill	291,777	264,875	276,882
Other non-current assets	22,382	16,464	16,168
Total assets	$755,202	$704,667	$714,675

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$46,129	$50,178	$42,559
Income taxes payable	843	—	—
Total current liabilities	46,972	50,178	42,559

Revolving unsecured credit facility	68,500	17,500	22,400
Senior unsecured notes	200,000	200,000	200,000
Deferred tax liabilities	—	7,535	1,165
Total liabilities	315,472	275,213	266,124

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	399	395	397
Additional paid-in capital	192,787	182,119	188,062
Retained earnings	624,194	555,953	582,894
Accumulated other comprehensive loss from
cumulative foreign currency translation adjustments	(49,042)	(12,379)	(26,168)
Common stock held in treasury, at cost	(328,608)	(296,634)	(296,634)
Total stockholders’ equity	439,730	429,454	448,551
Total liabilities and stockholders’ equity	$755,202	$704,667	$714,675

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended September 30, 2015 as compared to the three months ended September 30, 2014 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	September 30,				Constant Currency
	2015	2014	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$46,626	$39,298	$7,328	19%	19%
Pawn loan fees	24,250	22,515	1,735	8%	8%
Consumer loan and credit services fees	6,493	8,792	(2,299)	(26)%	(26)%
Wholesale scrap jewelry revenue	4,841	7,007	(2,166)	(31)%	(31)%
	82,210	77,612	4,598	6%	6%
International revenue:
Retail merchandise sales	58,311	62,652	(4,341)	(7)%	16%
Pawn loan fees	25,632	29,263	(3,631)	(12)%	10%
Consumer loan and credit services fees	502	682	(180)	(26)%	(8)%
Wholesale scrap jewelry revenue	2,877	4,791	(1,914)	(40)%	(40)%
	87,322	97,388	(10,066)	(10)%	11%
Total revenue:
Retail merchandise sales	104,937	101,950	2,987	3%	17%
Pawn loan fees	49,882	51,778	(1,896)	(4)%	9%
Consumer loan and credit services fees	6,995	9,474	(2,479)	(26)%	(25)%
Wholesale scrap jewelry revenue (1)	7,718	11,798	(4,080)	(35)%	(35)%
	$169,532	$175,000	$(5,468)	(3)%	9%

(1)
Wholesale scrap jewelry revenue during the three months ended September 30, 2015 consisted primarily of gold sales, of which approximately 6,000 ounces were sold at an average price of $1,112 per ounce, compared to approximately 8,400 ounces of gold sold at $1,224 per ounce in the prior-year period.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Nine Months Ended				Increase/(Decrease)
	September 30,				Constant Currency
	2015	2014	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$142,955	$122,750	$20,205	16%	16%
Pawn loan fees	70,216	65,798	4,418	7%	7%
Consumer loan and credit services fees	19,731	25,614	(5,883)	(23)%	(23)%
Wholesale scrap jewelry revenue	14,989	22,415	(7,426)	(33)%	(33)%
	247,891	236,577	11,314	5%	5%
International revenue:
Retail merchandise sales	178,061	175,096	2,965	2%	21%
Pawn loan fees	75,903	81,173	(5,270)	(6)%	11%
Consumer loan and credit services fees	1,569	2,060	(491)	(24)%	(10)%
Wholesale scrap jewelry revenue	9,754	15,197	(5,443)	(36)%	(36)%
	265,287	273,526	(8,239)	(3)%	14%
Total revenue:
Retail merchandise sales	321,016	297,846	23,170	8%	19%
Pawn loan fees	146,119	146,971	(852)	(1)%	9%
Consumer loan and credit services fees	21,300	27,674	(6,374)	(23)%	(22)%
Wholesale scrap jewelry revenue (1)	24,743	37,612	(12,869)	(34)%	(34)%
	$513,178	$510,103	$3,075	1%	10%

(1)
Wholesale scrap jewelry revenue during the nine months ended September 30, 2015 consisted primarily of gold, of which approximately 18,200 ounces sold at an average selling price of $1,171 per ounce, compared to approximately 25,400 ounces of gold sold at $1,282 per ounce in the prior-year period.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active credit service organization (“CSO”) credit extensions from an independent third-party lender as of September 30, 2015 as compared to September 30, 2014 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year balances at the prior-year end-of-period exchange rate, which is more fully described elsewhere in this release.

					Increase/(Decrease)
	Balance at September 30,				Constant Currency
	2015	2014	Increase/(Decrease)		Basis
Domestic:
Pawn loans	$70,140	$67,014	$3,126	5%	5%
CSO credit extensions held by independent third-party (1)	7,222	10,027	(2,805)	(28)%	(28)%
Other consumer loans	673	936	(263)	(28)%	(28)%
Combined customer loans (2)	78,035	77,977	58	—%	—%
International:
Pawn loans	58,230	69,967	(11,737)	(17)%	5%
Other consumer loans	441	574	(133)	(23)%	(3)%
Combined customer loans	58,671	70,541	(11,870)	(17)%	5%
Total:
Pawn loans	128,370	136,981	(8,611)	(6)%	5%
CSO credit extensions held by independent third-party (1)	7,222	10,027	(2,805)	(28)%	(28)%
Other consumer loans	1,114	1,510	(396)	(26)%	(19)%
Combined customer loans (2)	$136,706	$148,518	$(11,812)	(8)%	2%
Pawn inventories:
Domestic pawn inventories	$55,556	$42,431	$13,125	31%	31%
International pawn inventories	42,632	52,459	(9,827)	(19)%	3%
Combined inventories	$98,188	$94,890	$3,298	3%	15%

(1)
CSO amounts outstanding are composed of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company’s balance sheet, net of the Company’s estimated fair value of its liability under the letters of credit guaranteeing the extensions of credit.

(2)
Combined customer loans is a non-GAAP measure as it includes CSO credit extensions held by an independent third-party not included on the Company’s balance sheet. The Company believes this non-GAAP measure provides investors with important information needed to evaluate the magnitude of potential loan losses and the opportunity for revenue performance of the consumer loan portfolio on an aggregate basis. The Company also believes the comparison of the aggregate amounts from period to period is more meaningful than comparing only the amounts reflected on the Company’s balance sheet since both credit services fees revenue and the corresponding loss provision are impacted by the aggregate amount of loans owned by the Company and those guaranteed by the Company as reflected in its financial statements.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following tables detail the composition of pawn collateral and the average outstanding pawn loan receivable as of September 30, 2015 as compared to September 30, 2014.

	Balance at September 30,
	2015	2014
Composition of pawn collateral:
Domestic pawn loans:
General merchandise	47%	44%
Jewelry	53%	56%
	100%	100%
International pawn loans:
General merchandise	89%	88%
Jewelry	11%	12%
	100%	100%
Total pawn loans:
General merchandise	66%	66%
Jewelry	34%	34%
	100%	100%

					Increase/(Decrease)
	Balance at September 30,				Constant Currency
	2015	2014	Decrease		Basis
Average outstanding pawn loan amount:
Domestic pawn loans	$158	$163	$(5)	(3)%	(3)%
International pawn loans	60	70	(10)	(14)%	7%
Total pawn loans	90	98	(8)	(8)%	3%

FIRST CASH FINANCIAL SERVICES, INC.
STORE COUNT ACTIVITY

The following table details store count activity for the nine months ended September 30, 2015:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
Domestic:
Total locations, beginning of period	255	11	65	331
Locations acquired	30	—	—	30
Locations closed or consolidated	(2)	—	(14)	(16)
Total locations, end of period	283	11	51	345

International:
Total locations, beginning of period	629	17	28	674
New locations opened	32	—	—	32
Locations closed or consolidated	(4)	(2)	—	(6)
Total locations, end of period	657	15	28	700

Total:
Total locations, beginning of period	884	28	93	1,005
New locations opened	32	—	—	32
Locations acquired	30	—	—	30
Locations closed or consolidated	(6)	(2)	(14)	(22)
Total locations, end of period	940	26	79	1,045

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including consumer electronics, appliances, power tools, jewelry and other general merchandise items. At September 30, 2015, 129 of the U.S. large format pawn stores, which are primarily located in Texas, also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral and also offer consumer loans or credit services products.

(3)
The Company’s U.S. freestanding, small format consumer loan locations offer a credit services product and are all located in Texas. The Company intends to close an additional eight U.S. consumer loan locations in the fourth quarter of fiscal 2015. The Mexico locations offer small, short-term consumer loans. The Company’s credit services operations also include an internet distribution channel for customers residing in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted net income per share, adjusted EBITDA, free cash flow and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items that the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in Securities and Exchange Commission (“SEC”) rules. The Company uses these financial calculations in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating adjusted net income, adjusted net income per share, adjusted EBITDA, free cash flow and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income, adjusted net income per share, adjusted EBITDA, free cash flow and constant currency results as presented may not be comparable to other similarly titled measures of other companies.

Adjusted Net Income and Adjusted Net Income Per Share
Management believes the presentation of adjusted net income and adjusted net income per share (“Adjusted Income Measures”) provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies which provides a more complete understanding of the Company’s financial performance, competitive position and prospects for the future. Management also believes that investors regularly rely on non-GAAP financial measures, such as the Adjusted Income Measures, to assess operating performance and that such measures may highlight trends in the Company’s business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current quarter with the prior-year quarter, respectively.

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

The following table provides a reconciliation for the three and nine months ended September 30, 2015 and 2014, respectively, between the net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Income Measures, which are shown net of tax (in thousands, except per share data):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income, as reported	$11,173	$0.40	$19,528	$0.68	$41,300	$1.45	$58,225	$2.00
Adjustments, net of tax:
Non-recurring restructuring expenses related to U.S. consumer loan operations	5,485	0.19	—	—	5,784	0.20	—	—
Non-recurring store acquisition expenses	—	—	208	0.01	799	0.03	245	0.01
Non-recurring tax benefit	—	—	—	—	—	—	(3,699)	(0.13)
Adjusted net income	$16,658	$0.59	$19,736	$0.69	$47,883	$1.68	$54,771	$1.88

The following tables provide a reconciliation for the three and nine months ended September 30, 2015 and 2014, respectively, of the gross amounts, the impact of income taxes and the net amounts for each of the pre-tax adjustments included in the table above (in thousands):

	Three Months Ended September 30,
	2015			2014
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Non-recurring restructuring expenses related to U.S. consumer loan operations	$8,439	$2,954	$5,485	$—	$—	$—
Non-recurring store acquisition expenses	—	—	—	320	112	208
Total adjustments	$8,439	$2,954	$5,485	$320	$112	$208

	Nine Months Ended September 30,
	2015			2014
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Non-recurring restructuring expenses related to U.S. consumer loan operations	$8,878	$3,094	$5,784	$—	$—	$—
Non-recurring store acquisition expenses	1,175	376	799	376	131	245
Non-recurring tax benefit	—	—	—	—	3,699	(3,699)
Total adjustments	$10,053	$3,470	$6,583	$376	$3,830	$(3,454)

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
The Company defines adjusted EBITDA as net income (loss) before income taxes, depreciation and amortization, interest expense, interest income and non-recurring charges as listed below. The Company believes adjusted EBITDA is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. However, adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss) or other statement of income data prepared in accordance with GAAP. The following table provides a reconciliation of net income to adjusted EBITDA (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2015	2014	2015	2014	2015	2014
Net income	$11,173	$19,528	$41,300	$58,225	$68,241	$83,003
Income taxes	5,061	8,352	18,754	21,790	28,506	32,087
Depreciation and amortization (1)	4,373	4,404	13,158	13,001	17,633	17,016
Interest expense	4,336	4,059	12,482	9,405	16,604	10,423
Interest income	(406)	(179)	(1,143)	(522)	(1,303)	(577)
Non-recurring restructuring expenses related to U.S. consumer loan operations	8,439	—	8,878	—	8,878	—
Non-recurring store acquisition expenses	—	320	1,175	376	1,796	1,111
Adjusted EBITDA	$32,976	$36,484	$94,604	$102,275	$140,355	$143,063

Adjusted EBITDA margin calculated as follows:
Total revenue					$715,952	$695,306
Adjusted EBITDA					$140,355	$143,063
Adjusted EBITDA as a percentage of revenue					20%	21%

Leverage ratio (indebtedness divided by adjusted EBITDA):
Indebtedness					$268,500	$217,500
Adjusted EBITDA					$140,355	$143,063
Leverage ratio					1.9:1	1.5:1

(1)
For the three months ended September 30, 2015, excludes $264,000 of depreciation and amortization and for the nine months and trailing twelve months ended September 30, 2015, excludes $493,000 of depreciation and amortization, which are included in the non-recurring restructuring expenses related to U.S. consumer loan operations.

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from loan receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flow from operating activities, including discontinued operations, or other income statement data prepared in accordance with GAAP. The following table reconciles “cash flow from operating activities, including discontinued operations” to “free cash flow” (in thousands):

	Trailing Twelve Months Ended
	September 30,
	2015	2014
Cash flow from operating activities, including discontinued operations	$93,473	$102,027
Cash flow from investing activities:
Loan receivables	(445)	(8,095)
Purchases of property and equipment	(21,681)	(26,528)
Free cash flow	$71,347	$67,404

Constant Currency
The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which may be considered a non-GAAP measurement of financial performance. The Company’s management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. The following table provides exchange rates for the current and prior year periods:

	September 30,
	2015	2014	Decrease
Mexican peso / U.S. dollar exchange rate:
End-of-period	17.0	13.5	(26)%
Three months ended	16.4	13.1	(25)%
Nine months ended	15.5	13.1	(18)%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com